Exhibit 10.18

TERM LOAN AGREEMENT

Dated as of December 1, 2011

among

MOLINA CENTER LLC

as Borrower,

EAST WEST BANK,

as Administrative Agent

and

EAST WEST BANK,

BANK OF CHINA, LOS ANGELES BRANCH,

CITY NATIONAL BANK,

UNION BANK, N.A.

and

THE BANK OF EAST ASIA (U.S.A.) N.A.

as Lenders

-i-

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		20

3.1	Existence and Qualification; Power; Compliance with Laws	20

3.2	Authority; Compliance with Other Agreements and Instruments and Government Regulations	20

3.3	No Governmental Approvals Required	21

3.4	Operation of Property	21

3.5	[Intentionally Deleted]	21

3.6	[Intentionally Deleted]	21

3.7	Title to Property	21

3.8	Intangible Assets	21

3.9	Litigation	21

3.10	Binding Obligations	22

3.11	No Default	22

3.12	ERISA	22

3.13	Regulations T, U and X; Investment Company Act	22

3.14	Disclosure	22

3.15	Tax Liability	22

3.16	[Intentionally Deleted]	22

3.17	Hazardous Materials	22

3.18	Regulatory and Legal Compliance	23

ARTICLE 4 AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)		24

4.1	Payment of Taxes and Other Potential Liens	24

4.2	Preservation of Existence	24

4.3	Single Purpose Entity	24

4.4	Maintenance of Properties	24

-ii-

4.5	Maintenance of Insurance	25

4.6	Compliance With Laws	25

4.7	Inspection Rights	25

4.8	Keeping of Records and Books of Account	25

4.9	Compliance With Agreements	25

4.10	Use of Proceeds	25

4.11	Hazardous Materials Laws	25

4.12	Replacement Reserve Account	25

4.13	Bank Account	26

4.14	Estoppel Certificates	26

4.15	Performance and Funding of Deferred Maintenance	27

ARTICLE 5 NEGATIVE COVENANTS		28

5.1	Investments	28

5.2	ERISA	28

5.3	Change in Nature of Business	28

5.4	Liens; Negative Pledges; Sales and Leasebacks	28

5.5	Indebtedness and Contingent Obligations	28

5.6	Transactions with Affiliates	29

5.7	Financial Covenants	29

5.8	Leasing	30

5.9	Partition; Zoning	30

ARTICLE 6 INFORMATION AND REPORTING REQUIREMENTS		31

6.1	Financial and Business Information	31

6.2	Compliance Certificates	33

-iii-

ARTICLE 7 CONDITIONS		34

7.1	Conditions Precedent to Closing	34

ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		37

8.1	Events of Default	37

8.2	Remedies Upon Event of Default	39

8.3	Application of Funds	40

ARTICLE 9 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT		41

9.1	Authorization of Administrative Agent	41

9.2	No Waiver by Lender	41

9.3	Receivership or Insolvency	41

9.4	Delegation of Duties	42

9.5	Liability of Administrative Agent	42

9.6	Reliance by Administrative Agent	43

9.7	Notice of Default	43

9.8	Credit Decision; Disclosure of Information by Administrative Agent	43

9.9	Indemnification of Administrative Agent	44

9.10	Administrative Agent in Individual Capacity	45

9.11	Successor Administrative Agent	45

9.12	Releases, Acquisition and Transfers of Collateral	46

9.13	Benefit	48

9.14	No Obligation by Borrower; Right of Reliance	48

9.15	Right of Reliance on Administrative Agent	48

9.16	Timing of Payments by Administrative Agent	48

9.17	Records of Advances and Payments	48

9.18	Required Lenders’ Direction of Appraisal	48

-iv-

ARTICLE 10 MISCELLANEOUS		49

10.1	Cumulative Remedies; No Waiver	49

10.2	Amendments; Consents	49

10.3	Costs, Expenses and Taxes	50

10.4	Survival of Representations and Warranties	51

10.5	Notices	51

10.6	Execution of Loan Documents	51

10.7	Binding Effect; Assignment	51

10.8	Lien on Deposits and Property in Possession of Administrative Agent	52

10.9	Indemnity by Borrower	52

10.10	Nonliability of Administrative Agent and Lenders	53

10.11	No Third Parties Benefited	54

10.12	Further Assurances	54

10.13	Integration	54

10.14	Governing Law	55

10.15	Severability of Provisions	55

10.16	Headings	55

10.17	Time of the Essence	55

10.18	JURY TRIAL WAIVER	55

10.19	Purported Oral Amendments	55

10.20	USA PATRIOT Act Notice	55

-v-

EXHIBITS

A	Compliance Certificate

SCHEDULES

1.1(b)	Schedule of Commitments

3.3	Governmental Approvals

3.17	Known Violations of Hazardous Materials Law

5.1	Investments

-vi-

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT, dated as of December 1, 2011 (the “Agreement”), is entered into by and among MOLINA CENTER LLC, a Delaware limited liability company (“Borrower”), EAST WEST BANK, a California banking corporation, as Administrative Agent (“Administrative Agent”) and EAST WEST BANK, a California banking corporation, BANK OF CHINA, LOS ANGELES BRANCH, a federally chartered branch of Bank of China Limited, a joint stock company incorporated in the People’s Republic of China with limited liability, CITY NATIONAL BANK, a national banking association, UNION BANK, N.A., a national banking association, and THE BANK OF EAST ASIA (U.S.A.) N.A., a national banking association, as Lenders (collectively, together with their assignees and successors permitted hereunder, “Lenders,” and each a “Lender”).

Administrative Agent, Lenders, and Borrower desire to enter into an agreement setting forth the terms and conditions under which Borrower may obtain from Lenders a term loan to finance its acquisition of certain real property in the City of Long Beach, California, improved with two office towers commonly known as the “Arco Towers.”

In consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used herein, the following terms shall have the meanings set forth below:

“Adjusted LIBOR Rate” means, with respect to any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent Advances” means advances which the Administrative Agent makes, from time to time, on behalf of Lenders, to pay any costs, fees and expenses as described herein or to pay costs reasonably deemed necessary by Administrative Agent in order to preserve or protect the Collateral or any portion thereof (including costs of property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition of any Foreclosed Real Property).

“Administrative Agent’s Office” means Administrative Agent’s address as set forth on the signature pages to this Agreement, or such other address as Administrative Agent hereafter may designate by written notice to Borrower.

“Advance” means a disbursement of principal of the Loan.

“Affected Lender” has the meaning set forth for that term in Section 2.14.

Term Loan Agreement

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other membership or ownership interests, by contract or otherwise).

“Agreement” means this Term Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Applicable Margin” means 3.25%.

“Borrower” means Molina Center, LLC, a Delaware limited liability company.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California.

“Calculation Period” means the six (6) month period ending on the last day of the last month prior to the month in which a calculation of Debt Coverage is being made pursuant to Section 5.7(a).

“Capital Expenditure” means any expenditure by a Person for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under GAAP, including any amount that is required to be treated as an asset subject to a Capital Lease Obligation. The amount of Capital Expenditures in respect of fixed assets purchased or constructed by a Person in any fiscal period shall be net of (a) any net sales proceeds received during such fiscal period by such Person for fixed assets sold by such Person and (b) any casualty insurance proceeds received during such fiscal period by such Person for casualties to fixed assets and applied to the repair or replacement thereof.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement that, in accordance with GAAP, is classified as a capital lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP.

“Cash Equivalents” means, when used in connection with any Person, such Person’s Investments in:

(a) Government Securities, in each case due within one year after the date of the making of such an Investment;

(b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Corporation, in each case due within one year after the date of the making of such an Investment;

Term Loan Agreement

(c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, Lender or any other bank, savings and loan or savings bank doing business in and incorporated under the Laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of such an Investment;

(d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of such an Investment; and

(e) readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof given on the date of such Investment the highest credit rating by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, in each case due within 270 days after the date of the making of such an Investment.

“Change in Control” means an event or series of events by which:

(a) Borrower ceases to be wholly owned by Parent; or

(b) Parent ceases to control the management and day-to-day operations of Borrower.

“Closing Date” means the date upon which the conditions precedent set forth in Section 7.1 are fulfilled or waived by Lenders and the Loan are initially funded.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means, collectively, all of the collateral subject to the Liens, or intended to be subject to the Liens, created by the Collateral Documents, whether or not perfected.

“Collateral Documents” means, collectively, the Deed of Trust, this Agreement and any other security agreement, assignment, deed of trust, mortgage or similar instrument now or hereafter executed by any Loan Party to secure the Obligations.

“Commitment” means, as to any Lender, the amount set forth for that Lender in the Schedule of Commitments.

“Compliance Certificate” means a certificate in the form of Exhibit A.

Term Loan Agreement

“Contingent Obligation” means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) contractual assurance (not arising solely by operation of Law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including without limitation any “keep-well”, “take-or-pay” or “through put” agreement or arrangement. As of each date of determination, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“DCR Collateral Account” means a deposit account which may be established in the name of Borrower and maintained with East West Bank under the circumstances described in Section 5.7(a).

“Debt Coverage Ratio” means the ratio of (a) Net Operating Income for the Calculation Period to (b) the sum (without duplication) of (i) Interest Charges during the Calculation Period plus (ii) principal payments on all Indebtedness that are required to be made during the Calculation Period; provided, that there shall be excluded from clauses (b) (i) and (b)(ii) all Interest Charges and scheduled principal payments on Indebtedness as to which the lenders’ rights to receive payment are expressly subordinated to the right of the Lenders to receive payments of Debt Service and other payments on the Loan.

“Debt Service” means the actual principal and interest payable under the Loan during the applicable Calculation Period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect and affecting the rights of creditors generally.

“Deed of Trust” means the Deed of Trust, Assignment of Rents and Fixture Filing of even date herewith executed by Borrower, as Trustor, in favor of Administrative Agent, for the benefit of the Secured Parties, as beneficiary, encumbering the Real Property, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

Term Loan Agreement

“Default” means any condition or event that, with the giving of any applicable notice or passage of time specified in Section 8.1, or both, would constitute an Event of Default.

“Default Rate” means the interest rate set forth in Section 2.5.

“Defaulting Lender” means a Lender that fails to pay its Pro Rata Share of a an Advance within three (3) Business Days after notice from Administrative Agent, until such Lender cures such failure as permitted in this Agreement.

“Designated Deposit Account” means deposit account number 8003018341 in the name of Borrower and maintained with East West Bank.

“Dollars” or “$” means United States dollars.

“East West Bank” means East West Bank, a California banking corporation.

“Environmental Indemnity” means the Environmental Indemnity of even date herewith by Borrower in favor of Lender, setting forth certain indemnification obligations relating to Hazardous Materials (as defined below), either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means any Person (whether or not incorporated) that is required to be aggregated with a Borrower pursuant to Section 414 of the Code.

“Eurodollar Principal” means any principal of the Loan as to which interest is accruing at the Eurodollar Rate or at a Default Rate calculated with reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to an Interest Period, a per annum rate of interest equal to the greater of (a) Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin, or (b) 4.25%.

“Event of Default” has the meaning specified in Section 8.1.

“Fiscal Quarter” means the fiscal quarter of Borrower consisting of a three-month fiscal period ending on each March 31, June 30, September 30, and December 31.

“Fiscal Year” means the fiscal year of Borrower consisting of a twelve-month fiscal period ending on each December 31.

Term Loan Agreement

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

“Government Securities” means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court, administrative tribunal or public utility, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented.

“Hazardous Materials” has the meaning set forth for that term in the Environmental Indemnity.

“Hazardous Materials Laws” has the meaning set forth for that term in the Environmental Indemnity.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), including any Contingent Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in the foregoing clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person, and (f) any net obligations of such Person under written agreements with one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any of the foregoing indebtedness. In no event shall the obligations of any Person in connection with foreign exchange contracts constitute Indebtedness.

“Indemnitee” has the meaning specified in Section 10.9.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Charges” means, for any period, with respect to Borrower, the sum of (a) all interest paid or payable (without duplication) for such period by Borrower in connection with any of its funded Indebtedness or in connection with the deferred purchase price of assets,

Term Loan Agreement

in each case to the extent treated as “interest expense” in accordance with GAAP and (b) the portion of rent paid or payable (without duplication) for such fiscal period by Borrower under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Period” means the period commencing on the day of each calendar month and ending on the last day of such calendar month.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any membership, partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for increases or decreases in the value of such Investment.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Agency charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Agency, in each case whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto.

“Lender’s Office” means Lender’s address as set forth on the signature pages to this Agreement, or such other address as Lender hereafter may designate by written notice to Borrower.

“LIBOR Rate” means, for any Interest Period, a rate of interest per annum equal to the rate that appears in the “Money Rates” section of the Wall Street Journal as the London interbank offered rate for deposits in US Dollars, for a period of one month, two Business Days prior to the commencement of such Interest Period. If such interest rate shall cease to be available from the Wall Street Journal, the LIBOR Rate shall be determined from such financial reporting service as Administrative Agent shall reasonably determine and use with respect to its other loan facilities on which interest is determined based on the London interbank offered rate. If a London interbank offered rate for deposits in US Dollars for a period of one month becomes unavailable, Administrative Agent shall designate a substitute index that is as closely comparable to the London interbank offered rate for deposits in US Dollars for a period of one month as is reasonably practicable, and shall give notice of such substitution to Borrower and the Lenders.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

Term Loan Agreement

“Loan” means the credit committed to be advanced by Lenders to Borrower, subject to the terms and conditions of this Agreement

“Loan Documents” means, collectively, this Agreement, the other Collateral Documents, the Notes, the Parent Guaranty, and any other agreements of any type or nature heretofore or hereafter executed and delivered by Borrower or any of their Affiliates to Administrative Agent in any way relating to or in furtherance of this Agreement (other than Swap Contracts), in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Loan Party” means each of Borrower and Parent.

“Loan-to-Value Ratio” means the total committed amount of the Loan divided by the appraised “As-Is” value of the Property. The appraised “As-Is” value of the Property shall be based upon an appraisal prepared by a third-party appraiser acceptable to, and engaged directly by, Administrative Agent. The appraisal shall be satisfactory to the Required Lenders in all respects, and the value of the Property, as determined on the basis of such appraisal, shall be as reviewed, adjusted and approved by the Required Lenders.

“Material Adverse Effect” means any set of circumstances or events which (a) is material and adverse to the condition (financial or otherwise) or business operations of the Loan Parties taken as a whole, (b) materially impairs the ability of any Loan Party to perform its Obligations, (c) has a material, adverse effect on the Lien of any Loan Document or (d) materially impairs the ability of Administrative Agent or any of the Lenders to enforce a material right or remedy as provided in the Loan Documents.

“Maturity Date” means November 30, 2018; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next following Business Day.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.

“Negative Pledge” means a Contractual Obligation that contains a covenant binding on Borrower that prohibits Liens on any of such entity’s Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien and (b) any such covenant that does not apply to Liens securing the Obligations, and (c) customary permitted junior Liens to be agreed upon by Borrower and Lender.

“Net Operating Income” means, for any period, the difference between Operating Expenses and Operating Revenue.

“Notes” and “Notes” have the meanings specified in Section 2.1.

Term Loan Agreement

“Obligations” means all present and future obligations of every kind or nature of Borrower or any other Loan Party at any time and from time to time owed to (i) Administrative Agent or Lenders or any one or more of them under any one or more of the Loan Documents, or (ii) any Swap Counterparty in connection with any Swap Transaction, in each case whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Affiliate of Borrower.

“Operating Expenses” means, with respect to any period of time, the total of all expenses actually paid or payable during such period, of whatever kind relating to the ownership, operation, maintenance or management of the Property, including (without duplication) Interest Charges and principal payments on all Indebtedness (including, without limitation, Capital Lease Obligations) other than Debt Service, costs of utilities, costs of ordinary repairs and maintenance, insurance premiums, ground rents (if any), license fees, Taxes (including payroll and related taxes with respect to employees of Borrower, but excluding income taxes), advertising expenses, management fees actually paid under any management agreement, operational equipment or other lease payments as reasonably approved by Administrative Agent, but specifically excluding depreciation and amortization, income taxes, Debt Service, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any tenant under such tenant’s Lease or other agreement provided such reimbursement by tenant is not included in the calculation of Operating Revenue. Operating Expenses shall be subject to appropriate seasonal and other adjustments in Lender’s reasonable discretion.

“Operating Revenue” means, with respect to any period of time, all revenue actually received from the ownership and operation of the Property from whatever source during such period (including rents from any affiliate of Borrower or Parent leasing space in the Property but otherwise excluding any source affiliated with Borrower or Parent), including rents, utility charges, escalations, service fees or charges, license fees, parking fees, and other required pass-throughs, but excluding proceeds of sales of furniture, fixtures and equipment (except to the extent such sale proceeds offset amounts included in Operating Expenses for costs of acquiring furniture, fixtures and equipment), condemnation awards, insurance proceeds (other than business interruption or other loss of income insurance), unforfeited security deposits, utility and other similar deposits, and non-recurring or extraordinary income, including lease termination payments; provided, however, lease termination payments shall be included in Operating Revenue (i) if and to the extent held in reserve to offset amounts included in Operating Expenses consisting of leasing commissions or tenant improvements, and (ii) if delivered to Lender and held in reserve by Lender, as rents received with respect to the terminated lease amortized over the remaining term of such terminated lease and applied to Operating Expenses for the applicable Calculation Period. No credit to Operating Revenue shall be given with respect to free rent periods, rent concessions and rent credits. Operating Revenue shall be subject to appropriate and reasonable seasonal and other adjustments by Administrative Agent.

“Opinion of Counsel” means the favorable written legal opinion of Boutin Jones Inc., counsel to Borrower and Parent, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

Term Loan Agreement

“Pacific Time” means the prevailing time in Los Angeles, California.

“Parent” means Molina Healthcare, Inc., a Delaware corporation.

“Parent Credit Facility” means that certain Credit Agreement executed by US Bank National Association as Administrative Agent, Lead Arranger and Sole Book Runner, by City National Bank and Union Bank, N.A., as Co-Syndication Agents, and by U.S. Bank National Association, City National Bank, Union Bank, N.A., BMO Harris Bank, N.A., East West Bank, BOKF, NA dba Bank of Albuquerque, Santa Barbara Bank & Trust, Land Bank of Taiwan, Los Angeles Branch and Hua Nan Commercial Bank Ltd., Los Angeles Branch, as lenders and Parent as borrower, dated as of September 9, 2011, as amended from time to time.

“Parent Guaranty” means the Guaranty of even date herewith by Parent in favor of Lender, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by any Borrower or to which any Borrower contributes or has an obligation to contribute.

“Permit” means any permit, approval, authorization, license, accreditation, certification, provider or supplier number, registration, certificate of authority, certificate of need, certificate of reimbursement, variance, qualification, filing or consent required under applicable Laws.

“Permitted Encumbrances” means:

(a) inchoate Liens incident to construction or maintenance of Property, or Liens incident to construction or maintenance of Property, now or hereafter filed of record for which adequate accounting reserves have been set aside (or deposits made pursuant to applicable Laws) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture, as reasonably determined by Administrative Agent;

(b) Liens for taxes and assessments on Property which are not yet past due, or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture, as reasonably determined by Administrative Agent;

Term Loan Agreement

(c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements that: (i) exist on the date hereof and are described in the ALTA lender’s title insurance policy issued by the Title Company in connection with this Agreement; (ii) are granted by Borrower after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held; or (iii) are granted by Borrower after the date hereof for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

(f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(g) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(h) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

(i) covenants, conditions, and restrictions affecting the use of Property that: (i) exist on the date hereof and are described in the ALTA lender’s title insurance policy issued by the Title Company in connection with this Agreement; or (ii) arise after the date hereof and in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(j) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(k) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

Term Loan Agreement

(l) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business; provided that the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

(m) Liens consisting of deposits of Property to secure statutory obligations of Borrower or any Subsidiary of Borrower in the ordinary course of its business;

(n) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds; and

(o) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings; provided that, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture.

“Person” means any entity, whether an individual, trustee, corporation, general partnership, limited liability company, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, Governmental Agency, or otherwise.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including any leasehold interest or fixtures.

“Pro Rata Share” means, with respect to each Lender, a fraction in which that Lender’s Commitment is the numerator and the Total Commitment is the denominator.

“Real Property” means, collectively, the real property described in the Deed of Trust.

“Regulation T” means Regulation T, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation X” means Regulation X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Replacement Reserve Account” means deposit account number 8003018317 in the name of Borrower and maintained with East West Bank.

“Required Lenders” means, as of any date of determination, either (a) East West Bank and other Lenders who, together with East West Bank, hold more than 50% of the aggregate Commitments of Lenders (other than Commitments held by Defaulting Lenders), or (b) all of the Lenders (other than Defaulting Lenders) other than East West Bank.

Term Loan Agreement

“Requirement of Law” means, as to any Person, the certificate of organization, articles or certificate of incorporation and bylaws, the partnership agreement and any related certificate of partnership, or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Person designated and, solely for purposes of the delivery of incumbency certificates pursuant to Section 7.1, the secretary or any assistant secretary of the Person designated. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Schedule of Commitments” means the Schedule of Commitments of all of the Lenders; the initial Schedule of Commitments is attached hereto as Schedule 1.1(b), and the Schedule of Commitments shall be adjusted whenever a Lender withdraws or is added.

“Secured Parties” means, collectively, the Administrative Agent (for the benefit of the Lenders and the Swap Counterparties) and the Swap Counterparties.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

Term Loan Agreement

“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Borrower (or its Affiliate), together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

“Swap Counterparty” means any Lender, or an Affiliate of Administrative Agent, in its capacity as counterparty under any Swap Contract; provided that if any Lender that is a counterparty to a Swap Contract shall cease to be a Lender, such entity (or its Affiliate, as the case may be) shall nevertheless remain a Swap Party for so long as it is a counterparty under such Swap Contract.

“Swap Transaction” means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, note or bill option, interest rate option, forward foreign exchange transaction, cap transaction, collar transaction, floor transaction, currency swap transaction, cross-currency rate swap transaction, swap option, currency option, credit swap or default transaction, T-lock, or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into prior to the date hereof or anytime after the date hereof between Swap Counterparty and Borrower (or its Affiliate) so long as a writing, such as a Swap Contract, evidences the parties’ intent that Borrower’s obligations arising under such transaction shall be secured by the Deed of Trust or are obligations of Borrower under a Swap Transaction hereunder.

“Taxes” means any and all present and future taxes, levies, imposts, duties, fees, deductions, withholdings or charges of a similar nature imposed or assessed by any Authority or taxing authority thereof, together with any interest thereon and any penalties with respect thereto.

“Title Company” means First American Title Insurance Company.

“Total Commitment” means the aggregate amount of credit that Borrower may obtain, at any one time under this Agreement, which amount shall not exceed $48,600,000,000.

“UCC” means the California Uniform Commercial Code, as amended from time to time.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the financial covenants contained in ARTICLE 5 would then be calculated in a different manner or with different components, (a) Borrower and Lender agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’ financial condition to substantially the same criteria as were effective

Term Loan Agreement

prior to such change in GAAP and (b) Borrower shall be deemed to be in compliance with the financial covenants contained in ARTICLE 5 during the 60-day period following any such change in GAAP if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

Term Loan Agreement

ARTICLE 2

CREDIT FACILITY

2.1 Amount and Terms of Loan. Subject to the terms and conditions set forth in this Agreement, each Lender shall advance to Borrower, within one (1) Business Day after satisfaction of the conditions in Section 7.1, its Pro Rata Share of Advances of principal of the Loan and shall advance to Administrative Agent, within two Business Days after demand therefor by Administrative Agent, its Pro Rata Share of Administrative Agent Advances. The total amount of Advances of principal of the Loan shall not exceed $48,600,000. The principal of the Loan shall be disbursed to Borrower by the Lenders as follows:

(a) $48,300,000 will be disbursed to Borrower in a single Advance on the Closing Date; and

(b) $300,000 will be disbursed into the Replacement Reserve Account on the Closing Date. Borrower shall have the right to withdraw funds from the Replacement Reserve Account monthly, within five (5) Business Days days after delivery by Borrower to Administrative Agent of a requisition therefor, together with evidence reasonably satisfactory to Administrative Agent that Borrower has incurred costs during the previous calendar month in connection with performance of the deferred maintenance items listed on the property inspection report prepared by Marx Okubo Associates, Inc., and dated October 14, 2011 that are at least equal to the amount requisitioned .

If all or any portion of the Loan is prepaid or repaid at any time, it may not be reborrowed. The obligation of Borrower to repay the Loan, and interest accrued thereon, shall be evidenced by the Promissory Notes of even date herewith made by Borrower to the order of each Lender (collectively, the “Notes,” and each a “Note”). The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder.

2.2 Interest. Subject to the provisions of Section 2.5, the outstanding principal amount of the Loan shall bear interest, computed on the basis of a year of 360 days and the actual number of days elapsed, as follows:

(a) from the date of closing of the Loan through December 31, 2011, at the rate of 4.25% per annum; and

(b) for each Interest Period commencing with the Interest Period that commences on January 1, 2012, at the Eurodollar Rate applicable to such Interest Period.

2.3 Amortization of Loan. Borrower shall repay principal and interest on the Loan on the first day of each month (commencing January 1, 2012 and continuing through November 1, 2018) in an aggregate monthly amount as follows:

Term Loan Agreement

(a) The payment due in January, 2012 shall be $264,966.49;

(b) The payment due on the first day of each subsequent month shall be the payment that would be required in such month in order to fully amortize the principal of the Loan that is outstanding immediately following receipt and application of the payment for the immediately preceding month in equal monthly combined payments of principal and interest, with interest at the Eurodollar Rate applicable as of the first day of the immediately preceding month, over the portion of a 25-year period commencing January 1, 2012 that remains as of the first day of the immediately preceding month; and

(c) The entire unpaid balance of the Loan shall be paid in full by Borrower on the Maturity Date.

Administrative Agent will deliver to Borrower during each month a payment invoice stating the Eurodollar Rate in effect for such month, the balance of principal outstanding and the payment required pursuant to Section 2.3(b) on the first day of the next month.

Prior to the occurrence of an Event of Default, each such payment shall be applied first to accrued interest and then to principal. Notwithstanding anything to the contrary contained herein, the Loan may be prepaid from time to time in accordance with Section 2.3. Any prepayments hereunder will be in addition to any scheduled payments and shall be applied in inverse order of maturity.

2.4 Prepayments.

(a) In the event of the payment of any Eurodollar Principal other than on the last day of an Interest Period applicable thereto (including as a result of a Default), Borrower shall compensate Lender for the loss, cost and expense attributable to such payment. Such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on such Eurodollar Principal had such payment not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Principal), over (ii) the amount of interest which would accrue on such Eurodollar Principal for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis for such calculation shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Nothing contained herein shall affect any breakage costs or premiums due under any Swap Agreement.

(b) Upon prepayment of the balance of the Loan at any time and for any reason other than at the end of an Interest Period, Borrower shall be obligated to pay the applicable amounts provided for in Section 2.4, whether such prepayment is made or occurs (i) as the result of a voluntary acceptance by Lender of a prepayment tendered by Borrower; (ii) by acceleration as a result of a Default by Borrower; (iii) in connection with any reinstatement of the Loan under any foreclosure proceedings or in connection with the purchase of the property at a foreclosure sale; or (iv) in connection with any right of redemption exercised by Borrower or any other party having the right to redeem or prevent any foreclosure of the Deed of Trust.

Term Loan Agreement

(c) Prepayments shall not relieve Borrower of its obligations to continue to make payments under the payment schedule. Rather, prepayments shall reduce the principal balance due on the Loan and may result in Borrower’s making fewer payments with respect thereto. Borrower agrees not to send Lenders payments marked “paid in full”, “without recourse”, or similar language. If Borrower send such a payment, any Lender may accept it without losing any of that Lender’s rights under this Agreement, and Borrower shall remain obligated to pay any further amounts owing to that Lender.

2.5 Default Rate. Upon the occurrence and during the continuance of any Event of Default, the outstanding principal amount of the Loan shall, at the option of Lender, thereafter bear interest, payable by Borrower in the manner and at the times provided in this Agreement and the Notes, at a rate per annum which is 5.00% per annum higher than the otherwise applicable rate, to the fullest extent permitted by applicable Laws (the “Default Rate”).

2.6 Loan Fee. On the Closing Date, Borrower shall pay to Administrative Agent a loan fee in the amount of $486,000. Such loan fee shall be paid to Administrative Agent at Administrative Agent’s Office, and shall be distributed among the Lenders as of the Closing Date in accordance with their respective Pro Rata Shares.

2.7 Agency Fee. On the Closing Date, Borrower shall pay to Administrative Agent an agency fee pursuant to a separate letter agreement between Borrower and Administrative Agent.

2.8 Non-Business Days. If any payment to be made by Borrower or any other Loan Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest.

2.9 Manner and Treatment of Payments. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, each payment hereunder or on the Notes or under any other Loan Document shall be made to Administrative Agent at Administrative Agent’s Office in immediately available funds not later than 11:00 a.m., Pacific Time, on the day of payment specified herein (which must be a Business Day). All payments received after 11:00 a.m., Pacific Time, on any particular Business Day, shall be deemed received on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments shall be made in lawful money of the United States of America.

2.10 Authorization to Debit Account. Borrower authorizes Administrative Agent to debit the Designated Deposit Account to effectuate payment of amounts due and payable to Administrative Agent and the Lenders under this Agreement. Any resulting overdraft in the Designated Deposit Account shall be payable on the next following Business Day.

Term Loan Agreement

2.11 Funding Source. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by such Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

2.12 [Intentionally Deleted].

2.13 Collateral. The Loan, together with all other Obligations, shall be secured by the Liens created by the Collateral Documents.

2.14 Increased Loan Costs. If any Lender shall have determined that the introduction of any applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender, with any request, guidelines or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy), determines that the amount of such capital is increased as a consequence of its obligations under this Agreement, then, within five (5) Business Days after delivery to Borrower of a statement setting forth the amount for which Borrower is responsible hereunder, and the basis of calculation of such amount, Borrower shall pay to such Lender (an “Affected Lender”) such amounts sufficient to compensate such Lender for such increase. If an Affected Lender requires payment by Borrower of any amount pursuant to this Section 2.14, Borrower shall be obligated to pay such amount, but shall have the right, exercisable at any time within ninety (90) days after its payment of such amount, to pay off the entire portion of the Loan held by such Affected Lender. Borrower shall not be obligated to pay any premium or penalty, but shall be obligated to pay any amounts that are payable pursuant to Section 2.4, and pursuant to any Swap Contract, in connection with such payoff. Any payoff made pursuant to this Section 2.14 shall be distributed solely to the Affected Lender, and not to other Lenders, by Administrative Agent.

2.15 Swap Contracts. Borrower shall have the right to enter into a Swap Contract with respect to the Loan with any one or more of the Lenders, or with Affiliates of any one or more of the Lenders, provided that Administrative Agent gives its prior written consent to such Swap Contract, which consent shall not be unreasonably withheld. Borrower shall not enter into any Swap Contract or Swap Transaction with any Swap Counterparty that is not a Lender, or an Affiliate of a Lender. No Swap Contract with respect to the Loan shall have a term that extends beyond the Maturity Date.

Term Loan Agreement

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Lender that:

3.1 Existence and Qualification; Power; Compliance with Laws. Borrower is duly formed, validly existing and in good standing under the Laws of Delaware. Parent is duly formed, validly existing and in good standing under the Laws of Delaware. Each of Borrower and Parent is duly qualified or registered to transact business, and is in good standing, in California and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary. Each of Borrower and Parent has all requisite power and authority to conduct its business, to own and lease its Property, to execute and deliver each Loan Document to which it is a party, and to perform the Obligations to be performed by it. As of the Closing Date, the chief executive offices of each of Borrower and Parent are located at the respective addresses set forth for notices in the signature pages to this Agreement. Borrower (a) is in compliance with all Laws and other legal requirements applicable to its business, (b) has obtained from each applicable Governmental Agency all authorizations, consents, approvals, orders, licenses and permits that are necessary for the transaction of its businesses, (c) has accomplished with each applicable Governmental Agency all filings, registrations and qualifications that are necessary for the transaction of its businesses, or (d) obtained from each applicable Governmental Agency exemptions from any of the items described in the foregoing clauses (b) and (c), as necessary for the transaction of its businesses.

3.2 Authority; Compliance with Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and do not:

(a) require any consent or approval not heretofore obtained of any equity holder, security holder or creditor of such Loan Party;

(b) violate or conflict with any provision of such Loan Party’s limited liability company agreement, charter, partnership agreement, articles of incorporation or bylaws, as applicable;

(c) result in or require the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon or with respect to any Property now owned or leased or hereafter acquired by such Loan Party;

(d) violate any Requirement of Law applicable to such Loan Party;

(e) constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction; and

Term Loan Agreement

(f) result in a breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a breach of or default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Loan Party is a party or by which such Loan Party or any of its Property is bound or affected.

(g) Neither Borrower nor Parent is in material violation of, or material default under, any Requirement of Law, Contractual Obligation, or any indenture, loan or credit agreement.

3.3 No Governmental Approvals Required. Except as set forth in Schedule 3.3, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party.

3.4 Operation of Property. Borrower has obtained all material Permits from each Governmental Agency and other Person, and made all required or appropriate filings, that are necessary for Borrower to own its assets, to carry on its business (without interruption or restriction), and to execute, deliver and perform the Loan Documents to which it is a party. Borrower has not been notified by any Governmental Agency or other Person during the immediately preceding 24-month period that such Governmental Agency or Person has rescinded, imposed any limitation or restriction upon, or not renewed, or intends to rescind, impose any limitation or restriction upon or not renew, any such Permit.

3.5 [Intentionally Deleted]

3.6 [Intentionally Deleted]

3.7 Title to Property. As of the Closing, Borrower will have good and valid title to all the Property (other than assets which are the subject of a Capital Lease Obligation) free and clear of all Liens, other than Permitted Encumbrances.

3.8 Intangible Assets. Borrower owns, or possesses the right to use to the extent necessary in its business, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of its business as now operated and which are material to the condition (financial or otherwise), business or operations of Borrower, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

3.9 Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance and with respect to which the insurance carrier has not denied coverage, nor issued any denial of claim, nor any other statement that the claim is in excess of coverage, and (b) any matter, or series of related matters, not fully covered by insurance (subject to applicable deductibles and retentions) involving a claim against Borrower or Parent which is, in the reasonable opinion of Borrower’s or Parent’s legal counsel, in an

Term Loan Agreement

amount less than $100,000, as of the Closing Date, there are no actions, suits, proceedings or investigations pending as to which Borrower has been served or has received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or Parent or their respective properties before any Governmental Agency. As of the Closing Date, there is no reasonable basis for any action, suit, proceeding or investigation against or affecting Borrower or Parent or any of their respective properties before any Governmental Agency which would constitute a Material Adverse Effect.

3.10 Binding Obligations. Each of the Loan Documents to which the Loan Parties are parties, when executed and delivered by such Loan Parties, will constitute the legal, valid and binding obligation of such Loan Parties, enforceable against such Loan Parties in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

3.11 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

3.12 ERISA. Neither Borrower nor Parent maintains a Pension Plan.

3.13 Regulations T, U and X; Investment Company Act. No part of the proceeds of the Loan will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as such term is defined in Regulations U and X) or will otherwise be used in violation of Regulations T, U and X. None of the Loan Parties are engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.” None of the Loan Parties are required to be registered as an “investment company” under the Investment Company Act of 1940.

3.14 Disclosure. No written statement made by any Loan Party to Administrative Agent in connection with this Agreement, or in connection with the Loan, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

3.15 Tax Liability. The Loan Parties have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Loan Parties, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.

3.16 [Intentionally Deleted].

3.17 Hazardous Materials. Borrower has not at any time disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law. To the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting the Real Property, except as described in Schedule 3.17. No portion of the Real Property is or has been utilized by any Loan Party as a site for the manufacture of any Hazardous Materials. To the extent that any Hazardous

Term Loan Agreement

Materials are used, generated or stored by any Loan Party or any of its Subsidiaries on the Real Property, or transported to or from the Real Property by any Loan Party or any of its Subsidiaries, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws.

3.18 Regulatory and Legal Compliance. Borrower is in compliance in all material respects with all applicable Laws. Borrower has not received any notice from any Governmental Agency or any other Person of any alleged violation or noncompliance with any such Laws.

Term Loan Agreement

ARTICLE 4

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND

REPORTING REQUIREMENTS)

So long as the Loan remains unpaid, or any other Obligation remains unpaid or unperformed, Borrower shall, unless Administrative Agent otherwise consents:

4.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon Borrower or its Property or any part thereof and upon its respective income or profits or any part thereof, except that Borrower shall not be required to pay or cause to be paid any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as Borrower has established and maintains adequate reserves for the payment of the same.

4.2 Preservation of Existence. Preserve and maintain its existence as a California limited liability company and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of its business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its Property.

4.3 Single Purpose Entity. At all times be a limited liability company that: (a) is formed or organized solely for the purpose of holding a direct ownership interest in the Collateral; (b) does not engage in any business other than the ownership, management and operation of the Collateral; (c) does not have any assets other than its interest in the Collateral; (d) does not have any Indebtedness other than that expressly permitted by this Agreement; (e) maintains books and records, and keeps accounts, separate and distinct from the books and records and accounts of any other Person; (f) is subject to all of the limitations on powers set forth in the organizational documents of Borrower in effect on the date of this Agreement; (g) holds itself out as being a Person and a legal entity separate and distinct from any other Person; (h) does not make any loans or advances to any other Person; and (i) maintains adequate capital for the normal obligations reasonably foreseeable in a business of its size and character.

4.4 Maintenance of Properties. Maintain, preserve and protect all of its Property in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its property, except that (a) the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrower, shall not constitute a violation of this covenant and (b) the failure to repair damage to any portion of its Property resulting from a casualty that generates payment of insurance proceeds, which insurance proceeds are not permitted by Administrative Agent to be applied to payment of costs of repair to such portion of such Property pursuant to Section 2.12 of the Deed of Trust, shall not constitute a violation of this covenant so long as Borrower restores the remaining portion of such Property to a safe and operational condition.

Term Loan Agreement

4.5 Maintenance of Insurance. Maintain liability, casualty and other insurance as required by Section 2.11 of the Deed of Trust.

4.6 Compliance With Laws. Comply in all material respects with all Requirements of Laws, except that the Loan Parties and their Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceeding.

4.7 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of their Subsidiaries) permit Administrative Agent, or any authorized employee or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of Borrower, to visit and inspect the Real Property, and to discuss the affairs, finances and accounts of Borrower with any of their officers, key employees or accountants.

4.8 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over the Borrower.

4.9 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases or instruments to which Borrower is a party.

4.10 Use of Proceeds. Use the proceeds of the Loan to finance Borrower’s purchase of the Real Property.

4.11 Hazardous Materials Laws. Keep and maintain the Real Property and each portion thereof in compliance in all material respects with all Hazardous Materials Laws and promptly advise Administrative Agent in writing of (a) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing pursuant to any applicable Hazardous Materials Laws, (b) any and all claims made or threatened in writing by any third party against Borrower or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by a Responsible Officer of Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that could reasonably be expected to cause the Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Real Property under any Hazardous Materials Laws.

4.12 Replacement Reserve Account.

(a) Deposit at least the following amounts in Cash into the Replacement Reserve Account on or before the first day of each calendar month, commencing January 1, 2012:

Term Loan Agreement

(1) From January 1, 2012 through and including January 1, 2015, $100,000;

(2) From February 1, 2015 through the Maturity Date, an amount equal to $0.20 per square foot of floor area in the Improvements.

Provided, that Borrower shall have no obligation to make any deposit into the Replacement Reserve Account at any time when the balance therein is equal to or greater than $2,000,000, and Borrower shall have the right to withdraw (and Administrative Agent shall consent to the withdrawal) any amount in the Replacement Reserve Account that is in excess of $2,000,000.

(b) Apply funds from the Replacement Reserve Account only as follows:

(1) The $300,000 in Loan proceeds deposited into the Replacement Reserve Account pursuant to Section 2.1(b) shall be applied by Borrower, on or before December 1, 2012, to payment of costs of performance of the deferred maintenance items listed on the property inspection report prepared by Marx Okubo Associates, Inc., and dated October 14, 2011;

(2) Funds deposited into the Replacement Reserve Account by Borrower pursuant to Section 4.12(a) shall be applied as follows:

(A) First, for payment of costs of repair of the building heating, ventilation and air conditioning system; and

(B) Second, for payment of costs of the replacement of the building plaza deck;

(3) After completion of repair of the building heating, ventilation and air conditioning system and the replacement of the building plaza deck, for payment of costs of such other replacement, repair and maintenance of the buildings, fixtures, equipment and other capital assets on the Real Property as Borrower shall elect to conduct.

The Replacement Reserve Account shall be a “blocked” deposit account with Administrative Agent, from which no amounts may be withdrawn without the consent of Administrative Agent, and shall be subject to a security interest, securing performance of the Obligations pursuant to a pledge and security agreement in form and content satisfactory to Administrative Agent.

4.13 Bank Account. Maintain its operating bank accounts with Administrative Agent.

4.14 Estoppel Certificates.

(a) Deliver to Administrative Agent, within 30 days after request therefor by Administrative Agent, a written statement in form and content reasonably approved by Administrative Agent, confirming the outstanding balance of principal of the Loan, whether, to the best knowledge of Borrower, a Default or Event of Default exists under this Agreement and, if so, what actions are being taken to cure the same.

Term Loan Agreement

(b) Exercise reasonable best efforts to cause tenants of the Real Property to deliver to Administrative Agent, within 30 days after request therefor by Administrative Agent, a written statement in form and content reasonably approved by Administrative Agent, confirming the operative terms of their leases and whether any default or potential default exists thereunder.

4.15 Performance and Funding of Deferred Maintenance.

(a) Complete the work of repair of the the heating, ventilation and air conditioning systems of the buildings on the Real Property (the “HVAC Work”) and replacement of the plaza deck on the Real Property (the “Plaza Deck Replacement”) before December 1, 2014.

(b) Within 90 days after the date of funding of the first Advance of principal of the Loan, deliver to Administrative Agent (i) at least three bids from licensed contractors reasonably approved by Administrative Agent for entry into guaranteed maximum price contracts under which such contractors will perform the HVAC Work, and (ii) at least three bids from licensed contractors reasonably approved by Administrative Agent for entry into guaranteed maximum price contracts under which such contractors will perform the Plaza Deck Replacement. If the aggregate cost of the HVAC Work and the Plaza Deck Replacement, pursuant to such bids, will exceed $3,600,000, Borrower shall deposit into the Replacement Reserve Account, on or before the first day of each calendar month commencing with the fourth month after the month in which the first Advance of principal of the Loan is funded, an amount equal to one-thirty-sixth of the excess over $3,600,000.

Term Loan Agreement

ARTICLE 5

NEGATIVE COVENANTS

So long as the Loan remains unpaid, or any other Obligation remains unpaid or unperformed, Borrower shall not, unless Administrative Agent otherwise consents:

5.1 Investments. Make or suffer to exist any Investment, other than:

(a) Investments in existence on the Closing Date and disclosed on Schedule 5.1;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the extension of credit to customers or suppliers of the Loan Parties in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof; and

(d) Investments representing all or a portion of the sales price of Property sold or services provided to another Person.

5.2 ERISA. At any time, permit any Pension Plan to: (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (d) terminate in any manner.

5.3 Change in Nature of Business. Conduct any business other than ownership and operation of the Real Property, or own any Property other than the Real Property and the other Collateral.

5.4 Liens; Negative Pledges; Sales and Leasebacks. Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of its Property or Collateral or agree to grant a Negative Pledge for the benefit of any other party other than Administrative Agent, or engage in any sale and leaseback transaction with respect to any of its respective Property or Collateral, whether now owned or hereafter acquired, except:

(a) Liens and Negative Pledges under the Loan Documents; and

(b) Permitted Encumbrances.

5.5 Indebtedness and Contingent Obligations. Create, incur, assume or suffer to exist any Indebtedness, or any Contingent Obligation in an aggregate amount in excess of $1,000,000, except:

(a) Indebtedness and Contingent Obligations under the Loan Documents;

(b) Indebtedness under Swap Contracts entered into with Swap Counterparties; provided that no Swap Contract entered into with respect to the Loan shall have a scheduled termination date later than the Maturity Date;

Term Loan Agreement

(c) Indebtedness and Contingent Obligations owed by Borrower to Parent, so long as (i) no Event of Default exists or would result from such proposed Indebtedness or Contingent Obligation or from the application of the proceeds thereof; (ii) all such Indebtedness and Contingent Obligations shall be unsecured and subordinated in right of payment to the payment in full of the Obligations, and (iii) any such Indebtedness and Contingent Obligations has been approved in advance, in writing, by Administrative Agent, which approval shall not be unreasonably withheld; and

(d) Indebtedness consisting of Capital Lease Obligations, or otherwise incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the capital asset), or to refinance any such Indebtedness.

5.6 Transactions with Affiliates. Enter into any transaction of any kind (including, without limitation, the extension of any credit or the incurrence of any indebtedness, the making or receipt of any distribution, the purchase, sale, lease or exchange of any property, or the payment of any fees) with any Affiliate of Borrower without the prior written consent of Lender; provided, however, Borrower may, without the prior consent of Lender, do the following: (i) distribute excess Cash to Parent; (ii) borrow money from Parent to the extent permitted pursuant to Section 5.5, above; (iii) obtain capital infusions from Parent; (iv) enter into leases for vacant space in the Property, on no less than then-current market terms.

5.7 Financial Covenants.

(a) Debt Coverage Ratio. Permit the Debt Coverage Ratio, as of the last day of each June and December to be less than 1.30:1, unless Borrower shall, within fifteen (15) days after receipt of demand therefor at any time in which the Debt Coverage Ratio is less than 1.30:1, deposit into the DCR Collateral Account Cash in an amount equal to twice the difference between Borrower’s annualized Net Operating Income for the most recent Calculation Period and the amount of annual Net Operating Income that would have been needed in order to generate a Debt Coverage Ratio of 1.30:1 for such Calculation Period. The DCR Collateral Account shall be a “blocked” deposit account with Administrative Agent,” from which no amounts may be withdrawn without the consent of the Administrative Agent (which consent shall only be given with approval from the Required Lenders), and shall be subject to a security interest, securing performance of the Obligations pursuant to a pledge and security agreement in form and content satisfactory to Administrative Agent. If, with respect to any later Calculation Period, the amount required to be deposited into such account is less than the amount in such account, Administrative Agent shall permit Borrower to withdraw the excess Cash from the DCR Collateral Account.

(b) Loan-to-Value Ratio. If, at any time during the term of the Loan, the Loan-to-Value Ratio is greater than seventy percent (70%), Borrower shall, within fifteen (15) days after receipt of demand therefor from Administrative Agent (which demand shall be made upon direction from the Required Lenders), make a payment in reduction of principal of the Loan in an amount sufficient to cause the Loan-to-Value Ratio to be sixty percent (60%); provided, however, that Administrative Agent and Lenders shall have the right to require a payment in reduction of principal pursuant to this Section 5.7(b) only once during the term of the Loan.

Term Loan Agreement

5.8 Leasing. Enter into any lease, license or other agreement under which any Person is granted any right to occupy any portion of the Real Property (a) which is not negotiated at arm’s length (other than leases, licenses and other agreements with Affiliates of Parent, which shall not be at arm’s length) and which does not provide for rent and other terms that are reasonably consistent with those terms that prevail, at the time of entry into such lease, license or other agreement, in the market for similar office space, and (b) without furnishing a copy of the lease, license or other agreement to Administrative Agent prior to execution thereof. Failure by Administrative Agent to give notice to Borrower that Administrative Agent believes that a proposed lease, license or agreement is not in compliance with this Section 5.8 within five (5) Business Days after Administrative Agent’s receipt of the copy thereof furnished by Borrower shall be deemed a waiver by Administrative Agent to object to such lease, license or agreement.

5.9 Partition; Zoning. Without the prior written consent of the Required Lenders, seek to partition or subdivide the Real Property or alter the zoning or land use classification thereof.

Term Loan Agreement

ARTICLE 6

INFORMATION AND REPORTING REQUIREMENTS

6.1 Financial and Business Information. So long as the Loan remains unpaid, or any other Obligation remains unpaid or unperformed, Borrower shall, unless the Required Lenders otherwise consent, deliver to Administrative Agent at Borrower’ sole expense:

(a) with respect to the Fiscal Year ended December 31, 2011, as soon as available and without unreasonable delay, and with respect to each Fiscal Year ending thereafter, as soon as available but in any event within 120 days after the end of such Fiscal Year:

(1) the balance sheet as at the end of such Fiscal Year and related statements of income, operations and cash flows of Borrower for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared using a methodology that may not conform to GAAP but fairly presents the financial condition of Borrower as of the dates and for the periods indicated, in conformity with Borrower’s usual and customary practices consistently applied throughout the periods covered, accompanied by a certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower to the effect that such statements are true and correct in all material respects; and

(2) the consolidated and consolidating balance sheet of Parent and its Subsidiaries, as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income, operations and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the previous Fiscal Year and showing changes in shareholders’ equity for such Fiscal Year, audited by Ernst & Young or another firm of certified public accountants reasonably approved by Administrative Agent.

(b) with respect to the Fiscal Quarter ended March 31, 2012, as soon as available and without unreasonable delay, and with respect to each Fiscal Quarter ending thereafter (other than the fourth Fiscal Quarter of any Fiscal Year), as soon as available but in any event within 45 days after the end of such Fiscal Quarter:

(1) the balance sheet of Borrower as at the end of such Fiscal Quarter and the related statements of income, operations and cash flows of Borrower for such Fiscal Quarter, all in reasonable detail, prepared using a methodology that may not conform to GAAP but fairly presents the financial condition of Borrower as of the dates and for the periods indicated, in conformity with Borrower’s usual and customary practices consistently applied throughout the periods covered, accompanied by a certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower to the effect that such statements are true and correct in all material respects;

Term Loan Agreement

(2) the consolidated and consolidating balance sheets of Parent and its Subsidiaries, as at the end of such Fiscal Quarter, the related consolidated and consolidating statements of income or operations of Parent and its Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year then ended, and the related consolidated and consolidating statements of changes in shareholders’ equity and cash flows for the portion of the Fiscal Year then ended, in each case setting forth in comparative form, the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, accompanied by a certificate signed by the chief executive officer, chief financial officer, treasurer or controller of each Loan Party to the effect that such statements were prepared in accordance with GAAP and are fairly stated in all material respects.

(c) within 45 days after each June 30 and December 31, an operating statement for the Real Property for the six months ended with such date, in form and level of detail reasonably acceptable to Administrative Agent;

(d) within 10 days after the end of each calendar month, (i) a rent roll for the Real Property stating the name of each tenant in occupancy, the suite number(s) occupied by such tenant, the date of such tenant’s lease, the rent and CAM charges payable by such tenant, the amount of any prepaid rents or security deposits held with respect to such tenant, the amounts of any delinquencies in payment by such tenant, and a description of any disputes or defaults in connection with such tenant’s lease or occupancy, and (ii) a statement of leasing activity with respect to all unoccupied space, in form and level of detail reasonably acceptable to Administrative Agent;

(e) promptly upon the request of Administrative Agent, copies of any detailed audit reports or recommendations submitted to Borrower or to Parent by independent accountants in connection with the accounts or books of Borrower or Parent or Parent’s Subsidiaries or any audit thereof;

(f) as soon as practicable, and in any event within five (5) Business Days after a Responsible Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default, written notice specifying the nature and period of existence thereof and specifying what action the Borrower is taking or proposes to take with respect thereto;

(g) promptly upon a Responsible Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower that is $100,000 or more in excess of the amount thereof that is fully covered by insurance (subject to deductibles permitted hereunder) or (ii) any Person has commenced a legal proceeding with respect to a claim against Borrower under a contract with respect to a claim in excess of $100,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto;

Term Loan Agreement

(h) proof of payment of all taxes, including taxes on Real Property, upon the request of Administrative Agent;

(i) within ten (10) days after filing, but in any event within nine months after the end of each Fiscal Year (commencing with the Fiscal Year ended July 31, 2010), copies of each Borrower’s and Parent’s state and federal income tax returns, together with all schedules for the tax period ended in such Fiscal Year;

(j) any event, occurrence or condition that has had, or is reasonably likely to have, a Material Adverse Effect upon Borrower or Parent; and

(k) such other data and information regarding the Borrower’s or Parent’s Subsidiaries and their businesses as from time to time may be reasonably requested by Administrative Agent.

6.2 Compliance Certificates. So long as the Loan remains unpaid, or any other Obligation remains unpaid or unperformed, Borrower shall, unless Administrative Agent otherwise consents, deliver to Administrative Agent, at Borrower’ sole expense, concurrently with the financial statements required pursuant to Sections 6.1(a) and 6.1(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the manager of Borrower.

Term Loan Agreement

ARTICLE 7

CONDITIONS

7.1 Conditions Precedent to Closing. The obligation of Lenders to make the Loan or to take, fulfill or perform any other action under this Agreement is subject to the following conditions precedent:

(a) Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Officer of each Loan Party that is party thereto, each dated as of the Closing Date and each in form and substance satisfactory to Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless Administrative Agent otherwise agrees or directs):

(i) this Agreement;

(ii) the Notes;

(iii) the Parent Guaranty;

(iv) the Deed of Trust in a form acceptable for recordation in the Official Records of Los Angeles County, California;

(v) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all applicable jurisdictions, covering such portion of the Collateral (including fixtures) as Administrative Agent may deem necessary or desirable in order to perfect any Liens created under the Collateral Documents;

(vi) confirmation of the first priority of the UCC-1 financing statement that perfects Administrative Agent’s security interest in personal property;

(vii) assurance from the Title Company that it is committed to issue its ALTA lender’s title insurance policy insuring the validity and priority of the Lien of the Deed of Trust, subject only to such exceptions as may be acceptable to Lender, in the amount of $48,600,000, and with such endorsements as to coverage (other than a survey endorsement) and reinsurance commitments as Administrative Agent may require;

(viii) the Environmental Indemnity;

(ix) a subordination and nondisturbance agreement executed by Parent, covering all leases of space in the Real Property to Parent;

(x) estoppel certificates received by Borrower in accordance with the terms of the purchase and sale agreement pursuant to which Borrower acquired the Real Property;

Term Loan Agreement

(xi) the Opinion of Counsel;

(xii) such documentation as Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each Loan Party, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a party, and the identity, authority and capacity of each Responsible Officer thereof authorized to act on its behalf, including certified copies of charter documents and amendments thereto, bylaws and operating agreements and amendments thereto, certificates of good standing or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, certificates of Responsible Officers, and the like;

(xiii) evidence that all actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect the Liens of the Collateral Documents have been taken;

(xiv) if Administrative Agent requires, an environmental questionnaire prepared and certified by Borrower and an environmental survey of the Real Property prepared by an environmental consultant satisfactory to Administrative Agent;

(xv) evidence of the casualty, liability and other insurance coverage as required under this Agreement and Section 2.11 of the Deed of Trust; and

(xvi) such other assurances, certificates, documents, consents or opinions as Lender may reasonably require.

(b) Borrower shall have paid the loan fee pursuant to Section 2.6, the agency fee pursuant to Section 2.7, and the reasonable costs and expenses of Lender in connection with the negotiation, preparation, execution and delivery of the Loan Documents pursuant to Section 10.3.

(c) Unless waived by Lender, Borrower shall have paid all fees, charges and disbursements of counsel to Lender (directly to such counsel if requested by Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender.

(d) Borrower shall have deposited Cash in an amount not less than $300,000 into the Replacement Reserve.

(e) The representations and warranties of Borrower contained in ARTICLE 3 shall be true and correct.

Term Loan Agreement

(f) No circumstance or event shall have occurred that constitutes a Material Adverse Effect as of the Closing Date.

(g) Borrower and any other Loan Parties shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing.

Term Loan Agreement

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

8.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an “Event of Default”:

(a) Borrower fails to pay any principal or interest on the Loan, or any portion thereof,

(1) in the case of a scheduled monthly payment under Section 2.3(b), on or before the later to occur of (A) the date that is ten (10) days after the same becomes due, or (B) the date that is two (2) Business Days after the date of Borrower’s receipt of the monthly invoice required to be delivered by Administrative Agent pursuant to Section 2.3; or

(2) in the case of any payment of principal or interest on the Loan, or any portion thereof, other than a scheduled monthly payment under Section 2.3(b), on or before the date that is ten (10) days after the same becomes due; or

(b) Borrower fails to pay any fees or other amounts payable under this Agreement or the other Loan Documents, or any portion thereof, within the period specified in the applicable Loan Document or absent a specified period, within ten (10) days after demand therefor; or

(c) Borrower fails to perform or observe any of the covenants contained in Sections 4.2, 5.3, 5.7 or ARTICLE 6; or

(d) Borrower or Parent fails to perform or observe any other covenant or agreement (not specified in clauses (a) through (c) above) contained in any Loan Document on its part to be performed or observed and does not cure such failure for a period of ten (10) Business Days after notice from Administrative Agent of such failure; provided, if such failure is susceptible of cure but cannot reasonably be cured within such ten day period, Borrower or Parent fails to promptly commence to cure such failure and do not effect a cure within thirty (30) Business Days after such notice from Administrative Agent; or

(e) Any representation or warranty made in any Loan Document, or in any certificate delivered pursuant to any Loan Document, proves to have been incorrect in any material respect when made or reaffirmed; or

(f) Borrower or Parent (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness, or any guaranty of present or future Indebtedness, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection

Term Loan Agreement

with any present or future Indebtedness, or of any guaranty of present or future Indebtedness, if as a result of such failure or sufferance any holder or holders thereof (or a lender or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or Parent to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or

(g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action of Administrative Agent or the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable as to any material right or remedy on the part of Administrative Agent or Lenders (other than with respect to Article 9, to which this subsection (g) shall not be applicable); or any Collateral Document ceases to create a valid and effective Lien in any portion of the Collateral; or Borrower or Parent denies in writing that it has any or further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind same; or

(h) A final judgment against Borrower or Parent is entered for the payment of money in excess of $100,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for 30 calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower or Parent and is not released, vacated or fully bonded within 30 calendar days after its issue or levy; or

(i) Borrower or Parent institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 30 calendar days; or

(j) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(k) Any Pension Plan maintained by Parent is finally determined by the PBGC to have an “accumulated funding deficiency” as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of such Borrower as of the most recently ended Fiscal Quarter; or

Term Loan Agreement

(l) The occurrence of any Change in Control with respect to Borrower; or

(m) The occurrence of any set of events or circumstances that constitute a Material Adverse Effect; provided, as to any such set of events or circumstances not described as an Event of Default under the preceding subparagraphs (a) through (l), Borrower shall have the right to notice and opportunity to cure such Material Adverse Effect in accordance with subparagraph (d) above; or

(n) The occurrence of an event of default (after expiration of applicable notice and cure periods without cure) under the Parent Credit Facility.

8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent may (and shall, upon direction from the Required Lenders) take any or all of the following actions, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are hereby expressly waived by each Borrower:

(a) Take possession of the Real Property in person or through a court-appointed receiver, and do anything required, necessary or advisable in Lender’s sole discretion to fulfill the obligations of Borrower hereunder. Without restricting the generality of the foregoing, Borrower hereby appoints Administrative Agent as Borrower’ lawful attorney-in-fact with full power of substitution in the premises to perform any of the following actions:

(i) without inquiring into and without respect to the validity thereof, pay, settle or compromise all existing bills and claims which may be Liens, or avoid such bills and claims becoming Liens, against the Real Property or any portion thereof;

(ii) prosecute and defend actions or proceedings in connection with the Real Property; and

(iii) do any and every act that Borrower might do on their own behalf with respect to the Real Property, it being expressly agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b) Declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) Otherwise enforce any and all Liens and security interests created pursuant to the Collateral Documents (including, without limitation, foreclosure of the Deed of Trust by judicial action, implementation of the power of sale granted pursuant to the Deed of Trust), implement action of the assignment of rents made pursuant to the Deed of Trust and realization upon the security interests granted to Lender pursuant to the Deed of Trust and this Agreement;

Term Loan Agreement

(d) Suspend or terminate all obligations of Lender and all rights of Borrower and any other Loan Parties under the Loan Documents, except that Lender may waive the Event of Default, which waiver or determination shall apply equally to, and shall be binding upon, Lender;

(e) Proceed in accordance with applicable Laws to protect, exercise and enforce the rights and remedies of Lender under the Loan Documents against Borrower and any other Loan Party and such other rights and remedies as are provided by Law or equity;

provided, however, that upon the occurrence of any Event of Default described in Section 8.1(i), all obligations of Lenders and all rights of Borrower and any other Loan Parties under the Loan Documents shall automatically be terminated (except that Administrative Agent may waive the Event of Default, which waiver or determination shall apply equally to, and shall be binding upon, all Lenders), and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Lender.

Borrower acknowledges and agrees that this Section does not limit the right of any Administrative Agent to (i) exercise self-help remedies such as but not limited to, set off against any account in which Administrative Agent holds a security interest as collateral security for the Obligations, (ii) initiate judicial or non-judicial foreclosure against any real or personal property Collateral, (iii) exercise any judicial or power of sale rights, or (iv) act in a court of Law to obtain an interim remedy such as, but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

8.3 Application of Funds. The order and manner in which Administrative Agent’s rights and remedies are to be exercised shall be determined by Administrative Agent (subject to Article 9) in its sole discretion, and all payments received by Administrative Agent shall be applied first to the costs and expenses of Administrative Agent (including reasonable attorneys’ fees and disbursements and the reasonably allocated costs of attorneys employed by Administrative Agent), second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application, and third, to the payment of all other Obligations. No application by Administrative Agent of partial payments received from or on behalf of Borrower will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or Swap Contracts, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent, Lenders or Swap Counterparties hereunder or thereunder or at Law or in equity, except as required under applicable Laws.

Term Loan Agreement

ARTICLE 9

APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

9.1 Authorization of Administrative Agent. Each Lender hereby irrevocably (subject to Section 9.11) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement and any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document shall otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.2 No Waiver by Lender. No individual Lender or group of Lenders shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the obligations of Borrower or any other party pursuant to the Loan Documents or otherwise. All such rights, on behalf of Administrative Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Administrative Agent for the pro rata benefit of Lenders. Such rights, however, are subject to the rights of a Lender or Lenders, as expressly set forth in this Agreement and to approve matters or direct Administrative Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement and the other Loan Documents, Administrative Agent shall have and may use its reasonable discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement, the Notes, the Deed of Trust, the Parent Guaranty or the other Loan Documents, including (i) the determination if and to what extent matters or items subject to Administrative Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Administrative Agent Advances, and (iii) the exercise of remedies pursuant to this Agreement any other Loan Document and any action so taken or not taken shall be deemed consented to by Lenders.

9.3 Receivership or Insolvency. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or Parent, no individual Lender or group of Lenders shall have the right, and Administrative Agent (irrespective of whether the principal of the loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be exclusively entitled and empowered on behalf of itself and Lenders, by intervention in such proceeding or otherwise:

Term Loan Agreement

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the terms of this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel in accordance with the terms of this Agreement.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of Lenders except as approved by the Required Lenders or to authorize Administrative Agent to vote in respect of the claims of Lenders except as approved by the Required Lenders in any such proceeding.

9.4 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement, the Notes, the Deed of Trust, the Parent Guaranty or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.5 Liability of Administrative Agent. No Agent-Related Persons shall (i) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement, the Notes, the Deed of Trust, the Parent Guaranty or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement, the Notes, the Deed of Trust, the Parent Guaranty or any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement, the Notes, the Deed of Trust, the Parent Guaranty or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes, the Deed of Trust, the Parent Guaranty or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower, Parent or any of their Affiliates.

Term Loan Agreement

9.6 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to any party to the Loan Documents), independent accountants and other experts selected by Administrative Agent with reasonable care. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Notes, the Deed of Trust, the Parent Guaranty or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders if required hereunder as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes, the Deed of Trust, the Parent Guaranty or any other Loan Document in accordance with a request or consent of the Required Lenders or such greater number of Lenders as may be expressly required hereby in any instance, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders. In the absence of written instructions from the Required Lenders or such greater number of Lenders, as expressly required hereunder, Administrative Agent may take or not take any action, at its discretion, unless this Agreement specifically requires the consent of the Required Lenders or such greater number of Lenders.

9.7 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, unless Administrative Agent shall have gained actual knowledge in its capacity as a Lender or shall have received written notice from a Lender or from Borrower referring to this Agreement, describing such Event of Default. Administrative Agent will notify Lenders promptly of its receipt of any such notice. Administrative Agent shall take such action with respect to such Event of Default as may be requested by the Required Lenders in accordance with Article 8; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of Lenders.

9.8 Credit Decision; Disclosure of Information by Administrative Agent.

(a) Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower, and/or Parent, shall be deemed to constitute any representation or warranty by any Agent-Related Person to Lenders or any of them as to any matter. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of

Term Loan Agreement

Borrower and Parent, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Notes, the Deed of Trust, the Parent Guaranty and the other Loan Documents, and to make inquiries of Administrative Agent as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Parent. Notwithstanding the foregoing, no individual Lender shall have the right to require that Borrower or Parent provide to such Lender independent access to the Real Property or independent delivery to such Lender of notices, reports, documents or information not specifically required of Borrower under Article 6 of this Agreement.

(b) Administrative Agent upon its receipt shall provide each Lender such notices, reports and other documents expressly required to be furnished by Borrower or Parent to Administrative Agent. Administrative Agent shall also provide each Lender and/or make available for each Lender’s inspection during reasonable business hours and at the Lender’s expense, upon the Lender’s written request therefor: (i) copies of the Loan Documents; (ii) such information as is then in Administrative Agent’s possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (iii) copies of all current financial statements in respect of Borrower or Parent or other person liable for payment or performance by Borrower of any obligations under the Loan Documents, then in Administrative Agent’s possession with respect to the Loan; and (iv) other current factual information then in Administrative Agent’s possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower or any Parent, or any of their respective Affiliates; provided, that Administrative Agent shall not be obligated to provide any Lender with any information in violation of law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Lender factual and financial information expressly required to be provided herein). Except as set forth above, Administrative Agent shall not have any duty or responsibility to provide Lenders or any of them with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or Parent or any of their respective Affiliates which may come into the possession of any of Agent-Related Persons.

9.9 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders hereby jointly and severally indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so if required by applicable provisions of the Loan Documents), and hold harmless each Agent-Related Person from and against any and all indemnified liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such indemnified liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders

Term Loan Agreement

shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.9. Without limitation of the foregoing, to the extent that Administrative Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by Administrative Agent in the performance of its duties under this Agreement. The undertaking in this Section 9.9 shall survive the payment of all Indebtedness hereunder and the resignation or replacement of Administrative Agent.

9.10 Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any party to the Loan Documents and their respective Affiliates as though Administrative Agent were not Administrative Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that Borrower and East West Bank or its Affiliate have entered or may enter into Swap Contracts. A portion of the Loan may be funded to honor Borrower’s payment obligations under the terms of such Swap Contracts, and Lenders shall have no right to share in any portion of such payments except to the extent of their rights as Swap Counterparties. Lenders acknowledge that, pursuant to such activities, East West Bank or its Affiliates may receive information regarding any party to the Loan Documents or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such parties or such parties’ Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Pro Rata Share of the Loan, East West Bank shall have the same rights and powers under this Agreement as any other Lenders and may exercise such rights and powers as though it were not Administrative Agent or party to Swap Contracts, and the terms “Lender” and “Lenders” include East West Bank in its individual capacity.

9.11 Successor Administrative Agent. Administrative Agent may, and at the request of the Required Lenders as a result of Administrative Agent’s gross negligence or willful misconduct or default in performing its duties under this Agreement shall, resign as Administrative Agent upon 30 days’ notice to Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may, after consulting with Lenders and Borrower, appoint a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9.12 and other applicable Sections of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Term Loan Agreement

9.12 Releases, Acquisition and Transfers of Collateral.

(a) Lenders hereby irrevocably authorize Administrative Agent to transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders to transfer or sell, any Collateral (A) upon the termination of the Commitments and payment and satisfaction in full of all Obligations, (B) in connection with a release, transfer or sale of a lien or property if such transfer or release is conditioned upon receipt by Administrative Agent of the payment required pursuant to Section 4.2(c), and (C) after foreclosure or other acquisition of title to any Foreclosed Real Property, (i) for a purchase price of not less than 80% of the value indicated in the most recent appraisal of such Foreclosed Real Property obtained by Administrative Agent made in accordance with regulations governing Administrative Agent, or (ii if approved by the Required Lenders.

(b) If an Event of Default has occurred hereunder, Administrative Agent may take title to any of the Collateral to which it is entitled as a result of exercise of its remedies under the Deed of Trust and applicable law, in its name and in its capacity as administrative agent, for the benefit of all Lenders according to their Pro Rata Shares.

(c) Administrative Agent may take title to Foreclosed Real Property in its name and in its capacity as administrative agent or in the name of an Affiliate of Administrative Agent, but for the benefit of all Lenders according to their Pro Rata Shares. Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to the Foreclosed Real Property so acquired. After Foreclosed Real Property is acquired, Administrative Agent shall appoint and retain one or more persons (individually and collectively, the “Property Manager”) experienced in the management, leasing, sale and/or disposition of similar properties; provided, however, that Administrative Agent shall not appoint or retain any Affiliate of Administrative Agent as the Property Manager unless the terms of such appointment or retention are approved in writing by the Required Lenders. After consulting with the Property Manager, Administrative Agent shall prepare a written plan for completion of construction (if required), operation, management, improvement, maintenance, repair, sale and disposition of the Foreclosed Real Property and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the “Business Plan”). Administrative Agent will deliver the Business Plan not later than the sixtieth (60th) day after the on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”) to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Administrative Agent and the Property Manager shall adhere to the Business Plan until a different Business Plan is approved by the Required Lenders. Administrative Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Administrative Agent is not approved by the Required Lenders, or if

Term Loan Agreement

sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Administrative Agent, any Lender may propose an alternative Business Plan, which Administrative Agent shall submit to all Lenders for approval by the Required Lenders. If an alternative Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall have the right but not the obligation to take any action in connection with the Collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.

(d) Upon request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent’s authority to sell, transfer or release any such liens of particular types or items of Collateral or Foreclosed Real Property pursuant to this Section 9.12; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.

(e) Except as provided in Section 2.14 and except as otherwise provided below with respect to Defaulting Lenders, aggregate principal and interest payments, payments for indemnified liabilities, proceeds of foreclosure or sale of the Foreclosed Real Property, and net operating income from the collateral during any period it is owned by Administrative Agent on behalf of Lenders (“Payments”) shall be apportioned among the Lenders in accordance with their Pro Rata Shares and payments of any fees (other than fees designated for Administrative Agent’s separate account) shall, as applicable, be apportioned among the Lenders in accordance with their Pro Rata Shares. Notwithstanding anything to the contrary in this Agreement, all Payments that would otherwise be due and payable to Defaulting Lenders shall instead be paid to and specially apportioned among the Administrative Agent and Lenders other than Defaulting Lenders in accordance with their Pro Rata Shares. Such special apportionment shall be in the proportion that any amounts required to be paid by Lenders pursuant to this Agreement which are not paid by Defaulting Lenders and are paid by Administrative Agent or any Lender other than a Defaulting Lender bears to the total amount not paid by such Defaulting Lender. Such special apportionment shall be made until Administrative Agent and Lenders have been paid in full for all of the amounts they advanced in place of the Defaulting Lender. All Payments shall be remitted to Administrative Agent and all such Payments not constituting payment of specific fees, and all proceeds of the Collateral received by Administrative Agent, shall be applied first, to pay any fees, indemnities, costs, expenses and reimbursements then due to Administrative Agent from Borrower; second, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower; third, to pay, pro rata, interest and late charges due in respect of the Obligations and Administrative Agent Advances; fourth, to pay or prepay, pro rata,

Term Loan Agreement

principal of the Obligations and Administrative Agent Advances; fifth, to pay any indebtedness of Borrower under Swap Contracts; and last, to Borrower, if required by law, or Lenders in accordance with their Pro Rata Shares at the termination of the Total Commitment.

9.13 Benefit. The terms and conditions of this Article 9 are inserted for the sole benefit of Administrative Agent and Lenders, and to the extent provided in this Section 9.13, for the benefit of Borrower. Except for those provisions described in this Section 9.13 which benefit Borrower, the terms and conditions of Article 9 may be waived by Administrative Agent and Lenders in whole or in part, with or without terms or conditions, without prejudicing Administrative Agent’s or Lenders’ rights to later assert them in whole or in part. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Sections 9.1, 9.2, 9.3, 9.14 and 9.15 of this Article 9 are also for the benefit of Borrower, and may not be waived in whole or in part by Administrative Agent or any Lender or Lenders, or amended, without the prior written consent of Borrower.

9.14 No Obligation by Borrower; Right of Reliance. Borrower shall have no obligations under this Article 9, express or implied, and no duty of investigation or inquiry as to the performance or non-performance by Administrative Agent or any Lender of its obligations under this Article 9 or Section 10.2, or any other provision of this Agreement pursuant to which Administrative Agent may not act without the consent or approval of any one or more Lenders.

9.15 Right of Reliance on Administrative Agent. Borrower and Parent shall have the right to rely upon the written directions, authorizations, consents, approvals, waivers and decisions (collectively, “Directions”) of the Administrative Agent in all matters pertaining to the Loan Documents and performance thereunder, without more and without investigation or inquiry as to the authority of Administrative Agent to so act and notwithstanding any actual knowledge on the part of Borrower or Parent to the contrary.

9.16 Timing of Payments by Administrative Agent. Administrative Agent shall exercise its reasonable best efforts to pay to each Lender its Pro Rata Share of any principal or interest paid by Borrower (except for payments under Section 2.14, which shall be paid only to the Affected Lender) within one (1) Business Day after Administrative Agent’s receipt of payment thereof from Borrower, and shall in any event make each such payment within three (3) Business Days after Administrative Agent’s receipt of payment thereof from Borrower.

9.17 Records of Advances and Payments. Each Lender shall use its best efforts to keep a record of the Loan made by it and payments received by it with respect to its Note, and such record shall be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any Loan Party for any failure to keep such a record, and no such failure shall affect the amount of the Obligations hereunder.

9.18 Required Lenders’ Direction of Appraisal. Administrative Agent shall cause the Property to be appraised and shall invoke the provisions of Section 5.7(b) if it is directed to do so by the Required Lenders.

Term Loan Agreement

ARTICLE 10

MISCELLANEOUS

10.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of Administrative Agent and the Lenders provided herein or in the Notes, the Deed of Trust, the Parent Guaranty or any other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy.

10.2 Amendments; Consents. Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Article 9 or as to any other matter in this Agreement or any other Loan Document respecting payments to Administrative Agent or Lenders as among themselves or the required number of Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other person or entity or the execution by Borrower or any other person or entity of any such amendment or intercreditor agreement. Subject to the foregoing, Administrative Agent may amend or waive any provision of this Agreement, or any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom with the prior written consent of the Required Lenders and Borrower or the applicable party to the Loan Documents, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided further, however, no such amendment, waiver or consent shall, without the consent of all Lenders (other than Defaulting Lenders):

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of an Event of Default shall not constitute an extension or increase in any Lender’s Commitment);

(b) postpone any date fixed by this Agreement, the Notes or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under the Notes or any other Loan Document, without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any portion of the Loan, or any fees or other amounts payable under this Agreement, the Notes or any other Loan Document, without the written consent of each Lender directly affected thereby; provided;

(d) change the definition of “Pro Rata Share” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

Term Loan Agreement

(e) amend this Section 10.2 without the written consent of each Lender;

(f) release the liability of Borrower or any existing Parent without the written consent of each Lender;

(g) permit the sale, transfer, pledge, mortgage or assignment of any Collateral or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents as in effect on the Closing Date, without the written consent of each Lender;

(h) transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of Lenders transfer or sell, any Collateral, except as provided in Section 9.12 as in effect on the Closing Date without the written consent of each Lender; or

(i) amend the Guaranty, or release Parent from any of its obligations thereunder;

and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement, the Notes or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender. The granting or withholding of the consents required pursuant to this Section 10.2 shall be within the sole discretion of the applicable Lenders.

10.3 Costs, Expenses and Taxes. Borrower shall pay on demand the reasonable costs and expenses of Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents, and of Administrative Agent in connection with the administration, amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, including, without limitation, filing fees, recording fees, title insurance fees, appraisal fees, search fees and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including the allocated fees and all disbursements and other expenses of any internal legal counsel), independent public accountants and other outside experts retained by Administrative Agent, and including, without limitation, any costs, expenses or fees incurred or suffered by Administrative Agent in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower; provided that Administrative Agent shall, in connection with any such amendment, waiver, refinancing, restructuring, reorganization, enforcement or attempted enforcement of the Loan Documents use commercially reasonable efforts to avoid duplicative efforts by legal counsel on behalf of Administrative Agent. Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and

Term Loan Agreement

shall reimburse, hold harmless and indemnify Administrative Agent from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of Borrower or Parent to perform any of its Obligations. Any amount payable to Administrative Agent under this Section 10.3 shall bear interest at the Default Rate from the fifth (5th) Business Day following a demand for payment specifying the costs demanded in reasonable detail. Notwithstanding anything in this Section 10.3 to the contrary, Borrower and Parent shall not be liable or responsible for costs or fees incurred by Administrative Agent or any Lender in connection with the syndication of the Loan, the negotiation or enforcement of Article 9 or any other agreement by or between the Lenders or the Administrative Agent, or any dispute by or between Administrative Agent or any Lenders with respect to their respective rights or obligations as between each other.

10.4 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Loan Parties, will survive the making of the Loan hereunder and the execution and delivery of the Notes, and have been or will be relied upon by Lender, notwithstanding any investigation made by Administrative Agent or on its behalf.

10.5 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, delivered or sent by overnight courier to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section 10.5. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third Business Day after deposit in the United States mail with first class or airmail postage prepaid; or if given by personal delivery, when actually delivered.

10.6 Execution of Loan Documents. Unless Lender otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart; as to each Loan Document, all of such executed counterparts, when taken together will be deemed to be the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

10.7 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, subject to the other restrictions contained in this Section 10.7.

(b) Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of Administrative Agent. Any assignment by Borrower without the prior written consent of Administrative Agent shall be void; provided that no Person other than Administrative Agent and the Lenders shall have any rights under this sentence.

Term Loan Agreement

(c) No Lender shall have the right to assign all or a portion of its rights or delegate any of its obligations under the Loan Documents without the express prior written consent of Administrative Agent, which consent may be granted or withheld by Administrative Agent in its sole, but reasonable, discretion. In connection with exercise of its discretion, Administrative Agent shall have the right to consider the number of Lenders and the size of the Pro Rata Shares that would result from a proposed assignment, as well as the financial strength and sophistication of the proposed assignee. In any event, the proposed assignee must be a commercial bank that is either (i) organized under the laws of the United States of America or any state thereof, or (ii) organized under the laws of any other nation provided that such bank has a branch or agency located within the United States of America. If and to the extent a Lender receives the consent of Administrative Agent to make such an assignment, Borrower shall execute new Notes to reflect the changed Pro Rata Shares of the affected Lenders, and the assigning Lender and the assignee shall execute such documents to evidence the assignment as Administrative Agent shall reasonably require, including an assumption by the assignee of the obligations of the assigning Lender with respect to the portion of the Pro Rata Share of the Total Commitment and outstanding Advances and Administrative Agent Advances, a relinquishment of rights of the assigning Lender with respect to such portion of the Pro Rata Share of the Total Commitment and outstanding Advances and Administrative Agent Advances and a confirmation of the Pro Rata Shares of the assigning Lender and the assignee. Promptly following satisfaction of the foregoing conditions, Administrative Agent shall give notice to Borrower and all of the Lenders of the effectiveness of the assignment and of the revised Pro Rata Shares of the Lenders. Borrower shall not be obligated to pay or reimburse Administrative Agent or any Lender (including any assigning Lender or assignee Lender) for any costs incurred in connection with any assignment or prospective assignment by a Lender.

10.8 Lien on Deposits and Property in Possession of Administrative Agent. The only accounts maintained by Borrower with Administrative Agent which shall be subject to a security agreement in favor of Administrative Agent shall be the DCR Collateral Account and the Replacement Reserve Account. If an Event of Default has occurred and is continuing, Administrative Agent may, to the extent permitted by applicable Laws, exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and apply any funds in those accounts against the Obligations.

10.9 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless Administrative Agent and each Lender and their respective directors, officers, agents, attorneys and employees, successors and assigns (each, an “Indemnitee,” and collectively, the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person that relates to the Collateral, or the ownership or operation thereof by Borrower, (b) any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to the Loan, the use or contemplated use of proceeds of the Loan, the relationship of Borrower and Lenders under

Term Loan Agreement

this Agreement or any transaction contemplated by this Agreement, in each instance other than with respect to Article 9 or the relationship by and between the Lenders and the Administrative Agent;, (c) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above other than related to Article 9 or the relationship by and between the Lenders and the Administrative Agent; and (d) any and all liabilities, losses, costs or expenses (including attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct as finally determined in a non appealable decision by a court of competent jurisdiction. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall reasonably, promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’ obligations under this Section. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’ prior consent, which consent shall not unreasonably be withheld. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending any claim, demand, action or cause of action covered by this Section 10.9; provided that each Indemnitee shall endeavor, but shall not be obligated, in connection with any matter covered by this Section 10.9 which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section 10.9 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to Lender. Notwithstanding anything in this Section 10.9 to the contrary, the foregoing obligations on the part of Borrower shall not apply to any claim, cause of action or dispute arising out of or related to the syndication of the Loan, the matters set forth in Article 9 of this Agreement, or the relationship by or between the Administrative Agent and any one or more Lenders, or any of them.

10.10 Nonliability of Administrative Agent and Lenders. Borrower acknowledges and agrees that:

(a) Any inspections of any Property of Borrower made by or through Administrative Agent or any Lender is for purposes of administration of the Loan Documents only and Borrower are not entitled to rely upon the same;

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or any Lender pursuant to the Loan Documents, neither Administrative Agent nor any Lender shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or any Lender;

Term Loan Agreement

(c) The relationship between Borrower and Administrative Agent or any Lender is, and shall at all times remain, solely that of a Borrower and Lender; neither Administrative Agent nor any Lender shall under any circumstance be construed to be partners or joint venturers of Borrower or Borrower’s Affiliates; neither Administrative Agent nor any Lender shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or Borrower’s Affiliates, or to owe any fiduciary duty to Borrower or Borrower’s Affiliates; neither Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or Borrower’s Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or Borrower’s Affiliates of any matter in connection with their Property or the operations of Borrower or Borrower’s Affiliates; Borrower and Borrower’s Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Administrative Agent or any Lender in connection with such matters is solely for the protection of Administrative Agent or such Lender and neither Borrower nor any other Person is entitled to rely thereon; and

(d) No Indemnitee shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property or other loss, damage, liability or claim caused by the actions, inaction or negligence of Borrower or its Affiliates and Borrower hereby indemnifies and holds each Indemnitee harmless from any such loss, damage, liability or claim. In no event shall any Indemnitee be responsible for any punitive, exemplary, consequential or special damages.

10.11 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and the Lenders in connection with the Loan, and is made for the sole benefit of Borrower, Administrative Agent and the Lenders, and their respective permitted successors and assigns. Except as provided in Sections 10.7 and 10.9, no other Person shall have any rights of any nature hereunder or by reason hereof.

10.12 Further Assurances. Borrower shall, at its sole expense and without expense to Administrative Agent or any Lender, do, execute and deliver such further acts and documents as Lender from time to time reasonably requires for the assuring and confirming unto Administrative Agent and the Lenders the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

10.13 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or any Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Term Loan Agreement

10.14 Governing Law. This agreement and the other loan documents shall be governed by, and construed in accordance with, the law of the State of California.

10.15 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.16 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

10.17 Time of the Essence. Time is of the essence of the Loan Documents.

10.18 JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19 Purported Oral Amendments. BORROWER AND LENDER EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 10.2. EACH BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF LENDER THAT DOES NOT COMPLY WITH SECTION 10.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OF THE OTHER LOAN DOCUMENTS.

10.20 USA PATRIOT Act Notice. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), such Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

Term Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

MOLINA CENTER LLC, a Delaware limited liability company
By:	/s/ John C. Molina
John C. Molina
President

Address for Notices to Borrower:

Molina Center, LLC.
300 University Avenue, Suite 100
Sacramento, CA 95825
Attention: Joseph W. White, Chief Accounting Officer
Facsimile: (562) 437-7235
Telephone: (916) 646-9193 x 111566

with a copy to:

Molina Healthcare, Inc.
300 University Avenue, Suite 100
Sacramento, CA 95825
Attention: Jeff Barlow
General Counsel
Facsimile: (916) 646-4572
Telephone: (916) 646-9193 x 114663

Signature Page to

Term Loan Agreement

ADMINISTRATIVE AGENT:

EAST WEST BANK, a California banking corporation

By:	/s/ Robert Lo
Robert Lo
Senior Vice President

Address for Notices:

East West Bank
135 N. Los Robles Ave., Suite 600
Pasadena, CA 91101

Attention:	May Kwong
Facsimile:	(626) 817-8899
Telephone:	(626) 768-6718
Email:	mkwong@eastwestbank.com

with a copy to:

East West Bank
Loan Servicing Department
9300 Flair Drive, 6th Floor
El Monte, CA 91731
Attention:	Linda Lam
Facsimile:	(626) 927-2088
Telephone:	(626) 371-8688
Email:	linda.lam@eastwestbank.com

Signature Page to

Term Loan Agreement

LENDERS:

EAST WEST BANK,

a California banking corporation

By:	/s/ May Kwong
May Kwong
First Vice President

Address for Notices:

East West Bank
135 N. Los Robles Ave., Suite 600
Pasadena, CA 91101
Attention:	May Kwong
Facsimile:	(626) 817-8899
Telephone:	(626) 768-6718
Email:	mkwong@eastwestbank.com

with a copy to:

East West Bank
Loan Servicing Department
9300 Flair Drive, 6th Floor
El Monte, CA 91731
Attention:	Linda Lam
Facsimile:	(626) 927-2088
Telephone:	(626) 371-8688
Email:	linda.lam@eastwestbank.com

Signature Page to

Term Loan Agreement

CITY NATIONAL BANK,
a national banking association

By:	/s/ Lindsay Dun
Lindsay Dunn
Vice President

Address for notices:

City National Bank
555 S. Flower Street, 25th Floor
Los Angeles, CA 90071
Attention:	Lyndsay Dunn
Facsimile:	(213) 673-8299
Telephone:	(213) 673-8269
Email:	Lindsay.Dunn@cnb.com

Signature Page to

Term Loan Agreement

BANK OF CHINA, LOS ANGELES BRANCH, a federally chartered branch of Bank of China Limited, a joint stock company incorporated in the People’s Republic of China with limited liability

By:	/s/ Jason Fu
Jason Fu aka Hou Yue Fu
Vice President

By:	/s/ Edwin Chan
Edwin Chan
Assistant Vice President

Address for Notices:

Bank of China, Los Angeles Branch
444 S. Flower Street, Suite 3900
Los Angeles, CA 90071
Attention:	Jason Fu
Facsimile:	(213) 688-7720
Telephone:	(213) 688-8700 x 235
Email:	jfu@bocusa.com

With a copy to:

Bank of China, New York Branch
410 Madison Avenue
New York, NY 10017
Attention:	Wenzhen Zhang
Facsimile:	(212) 935-3101
Telephone:	(212) 371-4185
Email:	synloanadmin.nyb@bocusa.com

Signature Page to

Term Loan Agreement

UNION BANK, N.A.,
a national banking association

By:	/s/ Susan Swerdloff
Susan Swerdloff
Vice President

Address for notices:

Union Bank, N.A.
445 S. Figueroa Street, 10th Floor
Los Angeles, CA 90071
Attention:	Erik Siegfried
Facsimile:	(213) 236-7637
Telephone:	(213) 236-4028
Email:	susan.swerdloff@unionbank.com

With a copy to:

Union Bank, N.A.
970 West 190th Street, Suite 995
Torrance, CA 90502
Attention:	Charles D. Wilmot
Facsimile:	(310) 767-5873
Telephone:	(310) 767-5867
Email:	charles.wilmot@unionbank.com

Signature Page to

Term Loan Agreement

THE BANK OF EAST ASIA (U.S.A.) N.A.,
a national banking association

By:	/s/ Daisy Tung
Daisy Tung
Senior Vice President

By:	/s/ Alise Weeling-Lee
Alise Weeling-Lee
Vice President & Credit Manager

Address for notices:

The Bank of East Asia (U.S.A.) N.A.
388 East Valley Boulevard, Suite 118
Alhambra, CA 91801 USA
Attention:	Daisy Tung
Facsimile:	(626) 284-4841
Telephone:	(626) 457-2233
Email:	tungdml@hkbea-us.com

Signature Page to

Term Loan Agreement

EXHIBIT A

COMPLIANCE CERTIFICATE

See attached.

Term Loan Agreement

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders Party to the

Term Loan Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Term Loan Agreement dated as of December 1, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Molina Center LLC (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and East West Bank, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly select one [elected]/[appointed] select one [chief executive officer]/[chief financial officer]/[treasurer]/[controller] of the manager of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as follows(if none, write “NONE;” otherwise describe in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event):

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with the covenant contained in Section 5.7(a) of the Agreement, all of which data and computations are true, complete and correct;

5. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement and the other Loan Documents and the status of compliance.

Exhibit A Form of Compliance Certificate

1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this          day of                     , 20        .

Signature

Printed Name

Title

Exhibit A Form of Compliance Certificate

2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance for Compliance Period ending                     , 20         with

Provisions of Section 5.7(a) of the Agreement

Numerator:

Operating Revenue during Calculation Period: (attach detail)	$	_____________

Less: Operating Revenue during Calculation Period: (attach detail)	$	_____________

Difference: Net Operating Income	$	_____________

Denominator:

Interest Charges during Calculation Period:	$	_____________

Plus: Principal payments required during Calculation Period on all Indebtedness other than Indebtedness subordinated to the Loan:	$	_____________

Sum:	$	_____________

Numerator divided by Denominator:		_______________

Compliant? select one		[Yes] / [No]

Schedule I	Exhibit A Form of Compliance Certificate

1

SCHEDULE II TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

Schedule II	Exhibit A Form of Compliance Certificate

1

Schedule 1.1(b)

(Schedule of Commitments)

	Final Allocation
Bank	Loan Portion	%
East West Bank (Administrative Agent)	$13,000,000	26.748971%
Bank of China, Los Angeles Branch	$10,000,000	20.576132%
City National Bank	$13,000,000	26.748971%
Union Bank, N.A.	$6,300,000	12.962963%
The Bank of East (U.S.A.) N.A.	$6,300,000	12.962963%

Total:	$48,600,000	100%

Schedule 1.1(b)

Term Loan Agreement

Schedule 3.3

Governmental Approvals

None

Schedule 3.3

Term Loan Agreement

Schedule 3.17

Known Violations of Hazardous Materials Law

In a letter dated October 24, 2011, 200 Oceangate, LLC (the former owner of the Real Property), received Waste Discharge Requirements and a National Pollutant Discharge Elimination System (NPDES) permit (the “NPDES Permit”) from the California Regional Water Quality Control Board, Los Angeles Region (the “CRWQCB”), governing the discharge of seepage groundwater from the subbasement parking structure located on the premises of the Real Property. Reasonable Potential Analysis (RPA) of water quality data submitted to the CRWQCB indicated concentrations for arsenic and nickel at the cusp of their respective screening levels. As a result, the CRWQCB determined that effluent limitations for these parameters are not appropriate, but that long term monitoring for these parameters are necessary to ensure that the concentrations for these parameters remain insignificant. The Borrower intends to monitor the water quality of the groundwater discharge in accordance with the monitoring and reporting requirements set forth in the NPDES Permit.

Schedule 3.17

Term Loan Agreement

Schedule 5.1

Investments

None

Schedule 5.1

Term Loan Agreement